February 2, 2018

Contact: Neenah, Inc.
Bill McCarthy
Vice President - Financial Analysis and Investor Relations
678-518-3278

Neenah Declares Quarterly Dividend
ALPHARETTA, GA., February 1, 2018 - Neenah, Inc. (NYSE: NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.41 per share on the company's common stock. The dividend will be payable on March 2, 2018 to stockholders of record as of close of business on February 16, 2018.
The new dividend rate of $0.41 per share, previously announced on November 29, 2017, represents an increase of 11 percent compared to the prior dividend rate of $0.37 per share.
About Neenah, Inc.
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com.